Exhibit No. 99.1
Company Contact:
Allen Dodge
Health Grades, Inc.
303-716-0041
adodge@healthgrades.com
For Immediate Release
Health Grades, Inc. Announces Fourth Quarter and Year-End 2009 Results
— Annual Revenue Growth of 32%; Annual Operating Margin of 20% —
— Annual Operating Income Increases 57% Over Prior Year —
Golden, Colo. (February 17, 2010) — Health Grades, Inc. (NASDAQ: HGRD), the leading independent healthcare ratings company, today reported financial results for the fourth quarter and year ended December 31, 2009.
Ratings and advisory revenue for the three months ended December 31, 2009 increased $3.1 million, or 28%, to $14.3 million from $11.2 million for the three months ended December 31, 2008. For the year ended December 31, 2009, ratings and advisory revenue increased $12.8 million, or 32%, to $52.5 million from $39.7 million for the year ended December 31, 2008. Revenue growth for the three months ended December 31, 2009 was principally driven by an increase of $2.8 million, or 98%, from the Company’s Internet Business Group compared to the three months ended December 31, 2008. For the year ended December 31, 2009, Internet Business Group revenue increased by $10.2 million, or 121%, and Provider Services revenue increased by $2.4 million, or 8%, compared to the year ended December 31, 2008.
Gross margins for the three months and year ended December 31, 2009 were approximately 84% and 85%, respectively, compared with 82% and 83% for the same periods of 2008. Operating margins for the three months and year ended December 31, 2009 were approximately 17% and 20%, respectively, compared to 14% and 17% for the same periods of 2008.
Operating income for the three months ended December 31, 2009 was $2.4 million, a $0.9 million increase, or 56%, over the three months ended December 31, 2008. Operating income for the year ended December 31, 2009 was $10.5 million, a $3.8 million increase, or 57%, over the year ended December 31, 2008.

Net income attributable to HealthGrades for the three months ended December 31, 2009 was $1.9 million, or $0.06 per diluted share, compared to $1.0 million, or $0.03 per diluted share, for the same period of 2008. Net income attributable to HealthGrades for the year ended December 31, 2009 was $7.1 million, or $0.23 per diluted share, compared to $4.7 million, or $0.14 per diluted share, for the year ended December 31, 2008.
Provider Services
For the three months ended December 31, 2009, Provider Services revenue, which primarily includes sales of hospital marketing products and quality-improvement products, was $8.2 million, an increase of $0.3 million, or 4%, over the same period of 2008. For the year ended December 31, 2009, Provider Services revenue was $31.7 million, an increase of $2.4 million, or 8%, over the year ended December 31, 2008. These increases reflect increased revenue from both the Company’s marketing and quality-improvement products. For the years ended December 31, 2009 and 2008, 33% and 34% of all new sales in Provider Services were to existing clients, respectively. For the years ended December 31, 2009 and 2008, the Company retained or signed new contracts representing approximately 80% of the annual contract value of hospitals whose contracts had first or second year anniversary dates.
Internet Business Group
For the three months ended December 31, 2009, Internet Business Group revenue, which includes the sale of HealthGrades’ quality reports and subscriptions to consumers, revenue from the HealthGrades Connecting Point™ product and internet advertising and sponsorship revenue, was $5.7 million, an increase of $2.8 million, or 98%, over the same period of 2008. For the year ended December 31, 2009, Internet Business Group revenue was $18.6 million, an increase of $10.2 million, or 121%, over the year ended December 31, 2008. This increase in revenue is a result of strong growth from all products within the Internet Business Group, including the contribution from the www.WrongDiagnosis.com website we acquired in October 2008. For the three months and year ended December 31, 2009, the Company’s internet advertising and sponsorship revenue included approximately $1.6 million and $4.7 million, respectively, from www.WrongDiagnosis.com. The Company’s revenue from quality reports to consumers increased to $1.1 million and $4.5 million for the three months and year ended December 31, 2009, respectively, compared to $0.6 million and $2.4 million for the three months and year ended December 31, 2008, respectively, due mainly to sales of its Watchdog subscription service.
Strategic Health Solutions
For the three months ended December 31, 2009, Strategic Health Solutions revenue, which includes sales of HealthGrades’ quality information to employers, benefit consultants, health plans and others, as well as any sales of the Company’s data was $0.5 million, unchanged from the same period in 2008. For the year ended December 31, 2009, Strategic Health Solutions revenue was $2.2 million, an increase of $0.2 million, or 12%, over the year ended December 31, 2008.
Operating Expenses
Operating expenses increased $1.9 million to $9.6 million for the three months ended December 31, 2009 from $7.6 million for the three months ended December 31, 2008. Operating expenses increased $8.0 million to $34.2 million for the year ended December 31, 2009 from $26.2 million for the year ended December 31, 2008.

Sales and marketing expenses for the three months ended December 31, 2009 were $3.5 million compared to $3.4 million for the three months ended December 31, 2008. Sales and marketing expenses for the year ended December 31, 2009 were $13.1 million compared to $10.8 million for the year ended December 31, 2008. This increase is mainly due to increased sales personnel, travel, search engine optimization and investments the Company has made in its sponsorship and advertising business. In addition, sales and marketing expenses increased due to costs related to the www.WrongDiagnosis.com and www.CureResearch.com websites, which the Company acquired in October 2008.
Product development expenses for the three months ended December 31, 2009 were $2.8 million compared to $2.0 million for the three months ended December 31, 2008. Product development expenses for the year ended December 31, 2009 were $9.4 million compared to $7.3 million for the year ended December 31, 2008. These increases are primarily due to additional personnel hired to support product development efforts, including both the improvement of existing products and the development of new product offerings. In particular, the Company added personnel to focus on advertising development initiatives, as well as several projects that are in process with its search engine partners. The Company also continues to invest in initiatives to both improve its existing data and bring new and actionable data to consumers. The Company maintains physician data relating to nearly 800,000 physicians. The Company continues to acquire new physician data and refine the Company’s data-matching process to improve both the impact and the accuracy of its information.
General and administrative expenses for the three months ended December 31, 2009 were $3.3 million compared to $2.2 million for the three months ended December 31, 2008. General and administrative expenses for the year ended December 31, 2009 were $11.7 million compared to $8.1 million for the year ended December 31, 2008. These increases are mainly due to increased personnel costs and new hires, software expenses, and the write-off of the Company’s investment in Healthcare Credit Solutions. Upon the dissolution of Healthcare Credit Solutions, the Company wrote-off $0.2 million of certain assets including fixed assets, the non-competition agreement and the Company’s investment in the subsidiary.
Income Taxes
Income tax expense for the three months and year ended December 31, 2009 was $0.8 million and $3.9 million, respectively, while income tax expense for the three months and year ended December 31, 2008 was $0.6 million and $2.7 million, respectively. For the three months and year ended December 31, 2009, the Company’s effective income tax rates were approximately 31% and 37%, respectively, compared with 40% and 38% for the three months and year ended December 31, 2008, respectively. The decreases in the effective tax rate for the three months and year ended December 31, 2009 were principally due to losses related to the write-off of the Company’s investment in Healthcare Credit Solutions.
Cash Position; Stock Repurchases
For the year ended December 31, 2009, the Company generated $9.2 million in cash flow from operations. As of December 31, 2009, the Company had $19.2 million in cash and cash equivalents, a 69% increase over the balance at December 31, 2008. As of December 31, 2009, the Company has accrued, as an increase to goodwill, $0.9 million of contingent consideration related to the acquisition of the Adviware assets. This amount is expected to be paid to the former Adviware shareholders in early 2010. For the year ended December 31, 2009, the Company did not repurchase any shares of its common stock.

2009 Results and Outlook
Kerry Hicks, Chairman and Chief Executive Officer of Health Grades, Inc. stated, “In a difficult economic environment, we are very pleased with our achievement of 32% annual revenue growth with operating margins of 20%. In particular, the performance of our Internet Business Group exceeded expectations. With annual growth of more than $10 million in this business, we are excited with the progress we have made. More importantly to us, we believe we are positioned very well for continued growth in 2010.”
Mr. Hicks continued, “As we noted previously, we are renaming our Provider Services business as Professional Services. Beginning with the first quarter of 2010 we will begin reporting revenues in two business units, Professional Services and Internet Business Group. Other than the name change for Professional Services the only other change will be that we will report revenue from what was previously known as Strategic Health Solutions within the Internet Business Group. We look forward to further solidifying our dominant search position with respect to provider selection. As we noted in our December 21, 2009 press release, we have been making a significant investment with respect to our sales team and product development in particular to ensure that we are well prepared to drive strong growth not only for 2010, but for years to come. While this may lead to somewhat lower margins for the first half of the year, we remain confident in our guidance of 19-22% operating margins for the full year 2010.”
Guidance
The Company is affirming its full year guidance for ratings and advisory revenue growth of 20% over 2009 with an operating margin of between 19% to 22%.
Conference Call
As previously announced, HealthGrades will hold a conference call, which will also be broadcast live over the internet, to discuss fourth quarter — year ended 2009 financial results today, at 11:00 a.m. Eastern Time/9:00 a.m. Mountain Time on February 17, 2010. The broadcast will be hosted on the Company’s website located at www.healthgrades.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the internet broadcast. If you would like to participate, please call (866) 713-8565 at least ten minutes prior to the start time of 11:00 a.m. Eastern Time/9:00 a.m. Mountain Time on February 17, 2010 and reference the following — Confirmation number: 74824361, Host Name: Allen Dodge, Company: HealthGrades. The telephone replay will be available two hours after the conclusion of the teleconference at (888) 286-8010 passcode 20115631 until April 17, 2010.
About Health Grades, Inc.
Health Grades, Inc. (Nasdaq: HGRD) is the leading independent healthcare ratings organization, providing quality ratings, profiles and cost information on the nation’s hospitals, physicians, nursing homes and prescription drugs. Millions of patients and many of the nation’s largest employers, health plans and hospitals rely on HealthGrades’ quality ratings, advisory services and decision-support resources. The HealthGrades network of websites, including HealthGrades.com and WrongDiagnosis.com, is a top-ten health property according to ComScore and is the internet’s leading destination for patients choosing providers. More information on the company can be found at www.healthgrades.com.
This press release contains forward-looking statements, including without limitation statements relating to the Company’s expected revenue and operating margin in 2010, search position status, impact of the economy on the Company’s business, growth drivers, rate of growth, product development, and management’s expectations and outlook. Actual results may differ materially from those described in such forward-looking statements due to several factors, including without limitation, significant variance in expected sales across the Company’s product areas, slower than expected adoption of some of the Company’s newer product areas such as advertising and sponsorship sales, the Company’s inability to continue increasing sales of its licensing agreements or to complete its strategic initiatives, a decline in contract retention rates or delays in sales cycles, the Company’s inability to enter into meaningful contractual arrangements and to successfully expand certain lines of business, the Company’s inability to obtain reliable data for its healthcare information, competition and other factors described in the Company’s filings with the Securities and Exchange Commission, especially the section entitled “Risk Factors” in its 2008 Annual Report on Form 10-K as updated in subsequent Securities and Exchange Commission Reports. The Company does not undertake to update its forward-looking statements.

HEALTH GRADES, INC.
Condensed Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenue:
Ratings and advisory revenue	$14,335,932	$11,218,824	$52,498,159	$39,663,384
Other	(870)	6,163	21,867	24,952

Total revenue	14,335,062	11,224,987	52,520,026	39,688,336

Expenses:
Cost of ratings and advisory revenue	2,335,654	2,036,108	7,839,463	6,759,233

Gross margin	11,999,408	9,188,879	44,680,563	32,929,103

Operating expenses:
Sales and marketing	3,531,187	3,410,184	13,143,398	10,845,768
Product development	2,765,088	1,987,947	9,376,357	7,279,283
General and administrative	3,289,054	2,244,454	11,694,261	8,118,531

Income from operations	2,414,079	1,546,294	10,466,547	6,685,521

Other:
Other income	183,038	—	183,038	—
Interest income	1,534	6,928	18,052	429,757
Interest expense	(1,062)	(2,706)	(1,705)	(2,912)
Equity earnings of investment	—	—	34,000	—

Income before income taxes	2,597,589	1,550,516	10,699,932	7,112,366
Income taxes	813,452	613,149	3,914,152	2,725,601

Net income	1,784,137	937,367	6,785,780	4,386,765
Net loss attributable to noncontrolling interest	136,821	66,778	316,908	304,004

Net income attributable to Health Grades, Inc.	$1,920,958	$1,004,145	$7,102,688	$4,690,769

Net income per common share (basic)	$0.07	$0.04	$0.26	$0.17

Weighted average number of common shares used in computation (basic)	27,829,234	28,084,004	27,618,892	28,405,348

Net income per common share (diluted)	$0.06	$0.03	$0.23	$0.14

Weighted average number of common shares used in computation (diluted)	31,484,920	31,895,270	31,195,096	32,836,987

HEALTH GRADES, INC.
Condensed Consolidated Balance Sheets

	DECEMBER 31,	DECEMBER 31,
	2009	2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$19,160,529	$11,327,741
Accounts receivable, net	11,389,295	9,563,163
Prepaid income taxes	93,451	12,603
Deferred income taxes	68,416	—
Prepaid expenses and other current assets	1,923,000	1,087,914

Total current assets	32,634,691	21,991,421

Property and equipment, net	3,214,974	2,451,210
Intangible assets, net	481,102	854,613
Goodwill	10,015,770	9,104,060
Deferred income taxes	531,401	683,866

Total assets	$46,877,938	$35,085,170

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$208,437	$224,252
Accrued payroll, incentive compensation and related expenses	4,199,848	3,352,294
Accrued expenses	2,143,317	629,359
Current portion of capital lease obligations	984	1,898
Current portion of deferred rent	254,797	—
Deferred income	20,249,062	19,713,079
Deferred income taxes	—	130,493

Total current liabilities	27,056,445	24,051,375

Long-term portion of capital lease obligations	—	984
Long-term portion of deferred rent	36,427	309,131

Total liabilities	27,092,872	24,361,490

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, and 54,137,333 and 52,744,438 shares issued as of December 31, 2009 and 2008, respectively	54,137	52,743
Additional paid-in capital	100,415,961	98,242,403
Accumulated deficit	(46,923,476)	(54,026,164)
Treasury stock, 24,418,730 and 23,982,694 shares as of December 31, 2009 and 2008, respectively	(33,761,556)	(33,545,302)

Total stockholders’ equity	19,785,066	10,723,680

Total liabilities and stockholders’ equity	$46,877,938	$35,085,170